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                                  EXHIBIT 21.1


ASHFORD.COM, INC.
SUBSIDIARIES OF THE REGISTRANT


NAME OF SUBSIDIARY                         JURISDICTION OF INCORPORATION    PERCENT OWNED
------------------                         -----------------------------    -------------
Ashford Buying Company, Inc.                          Delaware                   100%

Ashford Corporate Gifts                               Delaware                   100%

Ashford Domain Name Company                           Delaware                   100%

Ashford-Guild Art Corporation                         Delaware                   100%

Ashford-Jasmin Fragrance Corporation                  Delaware                   100%

Ashford-Watchnetwork Company                          Delaware                   100%